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                                                                FORM TYPE:     3

                          ---------------------------
                                    FORM 3
                          ---------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


      INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940


                                  OMB APPROVAL
                                     -----

               OMB Number:                         3235-0104
               Expires:                            December 31, 2001
               Estimated average burden
               hours per response..................0.5

                            (Print or Type Response)

1.   Name and Address of Reporting Person*


   United Bankshares, Inc.
 ----------------------------------------------------------------
  (Last)                       (First)                   (Middle)


   300 United Center, 500 Virginia Street, East
 ----------------------------------------------------------------
            (Street)


   Charleston              West Virginia                  25301
 ----------------------------------------------------------------
   (City)                      (State)                    (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)


             June 14, 2001
     ------------------------------------------------------------
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


      55-0641179
     ------------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol


      Century Bancshares, Inc.     CTRY
     ------------------------------------------------------------

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

      [_] Director

      [X] 10% Owner

      [_] Officer (Give Title Below)
                                               ---------------
      [_] Other (Specify Below)
                                               ---------------

6.   If Amendment, Date of Original (Month/Day/Year)


     _____________________________

7.   Individual or Joint/Group Filing (Check Applicable Line)

      [X] Form filed by One Reporting Person

      [_] Form filed by More than One Reporting Person

===================================================================================================
            Table I -- Non-Derivative Securities Beneficially Owned
===================================================================================================

---------------------------------------------------------------------------------------------------
                                                   3.  Ownership Form:       4.  Nature of Indirect
                         2.  Amount of Securities      Direct (D) or             Beneficial
 1.  Title of Security       Beneficially Owned        Indirect (I)              Ownership
     (Instr. 4)              (Instr. 4)                (Instr. 5)                (Instr.5
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

===================================================================================================

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Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


================================================================================
             Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

------------------------------------------------------------------------------------------------------------------------------------
                                                3.  Title and
                                                Amount of
                      2.  Date                  Securities
                      Exercisable               Underlying
                      and Expiration            Derivative
                      Date (Month/              Security                                          5.  Ownership
                      Day/Year)                 (Instr. 4)                                        Form of
                -------------------------------------------------             4.  Conversion      Derivative          6.  Nature of
1. Title  of                                             Amount               or Exercise         Security:           of Indirect
Derivative                                               or                   Price of            Direct (D) or       Beneficial
Security         Date          Expiration                Number               Derivative          direct (I)          Ownership
(Instr. 4)       Exercisable   Date                      of                   Security            (Instr. 5)          (Instr. 5)
                                               Title     Shares
------------------------------------------------------------------------------------------------------------------------------------
Century Common      *           *               *       644,143                $12.00                (D)                Option
Stock, $1.00
par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

* The reporting person may be deemed to beneficially own, for purposes of
  Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), more than 10% of the common stock, $1.00 par value, of Century Bancshares, Inc. ("Shares") because the reporting person has the right to acquire certain Shares under certain circumstances. For purposes of Section 16 of the Exchange Act, the reporting person beneficially owns no Shares because it has no "pecuniary interest" in any Shares. The reporting person disclaims beneficial ownership of any equity securities of the Issuer, and this shall not be deemed an admission that the reporting person is the beneficial owner of any such equity securities for the purposes of Section 16.

UNITED BANKSHARES, INC.

Date  June 22, 2001                    /s/ Richard M. Adams
    -----------------------            ------------------------------------
                                       Richard M. Adams, Chairman of
                                       the Board and Chief Executive
                                       Officer


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient See Instruction 6 for procedure.

       Potential persons who are to respond to the collection contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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